Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Posts Record Third Quarter 2006 Results
EPS increases almost five fold over the third quarter of 2005 and
42% over the second quarter of 2006
Harvey, La. — October 30, 2006 — Superior Energy Services, Inc. (NYSE: SPN) today announced record net income of $55.2 million and diluted earnings per share of $0.68, on revenues of $290.5 million, as compared to net income of $9.4 million, or $0.12 diluted earnings per share on revenues of $184.1 million for the third quarter of 2005.
As compared to the second quarter of 2006, revenues increased 11%, operating income increased 16% and earnings per share increased 42%.
Highlights for the quarter include:
•	Well Intervention revenues increased 9% from the second quarter of 2006, reflecting strong demand for production-related and plug and abandonment services.

•	Rental Tool revenues increased 13% from the second quarter of 2006, largely on international growth.

•	Marine revenues increased 6% from the second quarter of 2006, as average dayrates in all liftboat classes improved and effective utilization (utilization less idle days for inspections, maintenance and repair work) was 100%.

•	Oil and Gas revenues increased 14% from the second quarter of 2006 due mainly to increased oil and gas production.

•	Revenue from non-Gulf of Mexico markets was approximately $112 million as compared to approximately $100 million in the second quarter of 2006 and approximately $68 million in the third quarter of 2005.

•	The Derrick Barge Performance (“DB Performance”) went on a 14-month charter in late August working offshore Malaysia.

Terence Hall, Chairman and CEO of Superior, commented, “Our third quarter results were outstanding and all business units performed very well. We also made tremendous strides in executing our growth strategy during the quarter. In July, we announced multiple international contracts totaling more than $100 million as part of our international expansion initiatives. In September, we agreed to acquire Warrior Energy Services Corporation (NASDAQ: WARR) which will significantly expand our U.S. onshore operational footprint.
“Once the Warrior transaction is closed, we will have operations in virtually all major oil and gas basins in the lower 48 states and an excellent platform to drive our continued growth. Both these international and U.S. onshore activities increase our ability to cross sell services, open up additional opportunities to further export our portfolio of products and services, and expand our customer base. We believe shareholders will benefit from our expansion activities in 2007 and well beyond.”
For the nine months ended September 30, 2006, revenues were $774.7 million and net income was $126.1 million or $1.55 diluted earnings per share, as compared to revenues of $547.3 million and net income of $51.6 million or $0.65 diluted earnings per share for the nine months ended September 30, 2005.
Well Intervention Group Segment
Third quarter revenues for the Well Intervention Group were a record $122.2 million, a 9% increase from the second quarter of 2006 and a 42% increase from the third quarter of 2005. Operating income was $28.8 million, or 24% of segment revenue, up from $25.7 million, or 23% of segment revenue, in the second quarter of 2006. The biggest activity increases were in coiled tubing, engineering and project management services, well control, mechanical wireline and plug and abandonment services. These increases reflect continued high demand for production-enhancement activities, increased well abandonment work in the Gulf of Mexico and the company’s continued involvement in providing hurricane-recovery project management and services.
Rental Tools Segment
Revenues for the Rental Tools segment were a record $98.3 million, 13% higher than the second quarter of 2006 and a 59% increase from the third quarter of 2005. Operating income was $35.1 million, or 36% of segment revenue, up from $29.4 million, or 34% of segment revenue in the second quarter of 2006. The primary factors leading to the record quarter were increased rentals of on-site accommodations, stabilizers, drill collars, specialty tubulars, drill pipe and associated handling tools across all geographic markets.
Marine Segment
Superior’s marine revenues were $36.0 million, a 6% increase over the second quarter of 2006 and a 95% increase from the third quarter of 2005. Operating income was $16.2 million, or 45% of segment revenue, up from $15.3 million, or 45% of segment revenue in the second quarter of 2006. Average fleet utilization was 78% as compared to 84% in the second quarter of 2006, but average daily revenue in the third quarter was approximately $391,000, inclusive of subsistence revenue, as compared to $373,000 per day in the second quarter of 2006, reflecting higher dayrates which were put into place during the quarter.
During the third quarter, the 145-155 ft. class and 160-175 ft. class incurred significant downtime due to shipyard days. Effective utilization, which is utilization excluding shipyard days or other idle days due to repairs and maintenance, was 100% across all liftboat classes in the third quarter, meaning no liftboat was idle for something other than inspections or repairs. This marks the second consecutive quarter that effective utilization was 100%.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2006
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145-155’	11	$10,856	70.2%
160’-175’	6	14,149	69.7%
200’	4	17,456	95.7%
230’-245’	3	28,996	98.6%
250’	2	36,856	82.6%
Oil and Gas Segment
Oil and gas revenues were $38.2 million, a 14% increase over second quarter 2006 levels and a 76% improvement over the third quarter of 2005. Operating income was $8.1 million, or 21% of segment revenue, up from $5.5 million, or 16% of segment revenue, in the second quarter of 2006. Third quarter production was approximately 739,000 barrels of oil equivalent (boe), or about 8,000 boe per day, up from approximately 636,000 boe, or 7,000 boe per day in the second quarter of 2006, and approximately 427,000 boe, or about 4,600 boe per day in the third quarter of 2005. Production during the third quarter of 2005 was adversely impacted by Hurricanes Katrina and Rita.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Tuesday, October 31, 2006. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2194. For those who cannot listen to the live call, a telephonic replay will be available through Tuesday, November 7, 2006 and may be accessed by calling 303-590-3000 and using the pass code 11073568#. An archive of the webcast will be available after the call for a period of 60 days on www.superiorenergy.com.

Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
# # #

Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2006 and 2005
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Oilfield service and rental revenues	$252,309	$162,337	$687,441	$470,151
Oil and gas revenues	38,208	21,764	87,304	77,197

Total revenues	290,517	184,101	774,745	547,348

Cost of oilfield services and rentals	109,525	90,029	304,066	243,203
Cost of oil and gas sales	19,562	11,368	52,469	35,264

Total cost of services and sales	129,087	101,397	356,535	278,467

Depreciation, depletion, amortization and accretion	28,831	22,883	77,473	68,860
General and administrative expenses	44,385	37,583	122,124	103,133
Reduction in value of assets	—	3,244	—	3,244
Gain on sale of liftboats	—	—	—	3,269

Income from operations	88,214	18,994	218,613	96,913

Other income (expense):
Interest expense	(5,989)	(5,437)	(16,389)	(16,530)
Interest income	1,255	739	3,477	1,470
Earnings from equity-method investments	2,704	558	3,852	1,336
Reduction in value of equity-method investment	—	—	—	(1,250)
Loss on early extinguishment of debt	—	—	(12,596)	—

Income before income taxes	86,184	14,854	196,957	81,939

Income taxes	31,026	5,496	70,904	30,318

Net income	$55,158	$9,358	$126,053	$51,621

Basic earnings per share	$0.69	$0.12	$1.58	$0.66

Diluted earnings per share	$0.68	$0.12	$1.55	$0.65

Weighted average common shares used in computing earnings per share:
Basic	79,824	78,707	79,754	77,936

Diluted	81,340	80,168	81,232	79,423

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2006 AND DECEMBER 31, 2005
(in thousands)

	9/30/2006	12/31/2005
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$111,882	$54,457
Accounts receivable — net	269,110	196,365
Current portion of notes receivable	14,558	2,364
Prepaid insurance and other	60,651	51,116

Total current assets	456,201	304,302

Property, plant and equipment — net	661,633	534,962
Goodwill — net	224,807	220,064
Notes receivable	16,524	29,483
Equity-method investments	62,586	953
Other assets — net	12,900	7,486

Total assets	$1,434,651	$1,097,250

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$48,861	$42,035
Accrued expenses	104,639	69,926
Income taxes payable	74,397	11,353
Fair value of commodity derivative instruments	—	10,792
Current portion of decommissioning liabilities	25,067	14,268
Current maturities of long-term debt	810	810

Total current liabilities	253,774	149,184

Deferred income taxes	101,125	97,987
Decommissioning liabilities	96,826	107,641
Long-term debt	311,801	216,596
Other long-term liabilities	3,617	1,468

Total stockholders’ equity	667,508	524,374

Total liabilities and stockholders’ equity	$1,434,651	$1,097,250

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended September 30, 2006, June 30, 2006 and September 30, 2005
(Unaudited)
(in thousands)

	Three months ended,
Revenue	September 30, 2006	June 30, 2006	September 30, 2005

Well Intervention	$122,205	$111,675	$85,848

Rental tools	98,262	86,593	61,686

Marine	36,013	33,951	18,467

Oil and Gas	38,208	33,625	21,764

Less: Oil and Gas Eliminations (2)	(4,171)	(4,085)	(3,664)

Total Revenues	$290,517	$261,759	$184,101

	Three months ended,
Gross Profit (1)	September 30, 2006	June 30, 2006	September 30, 2005

Well Intervention	$53,767	$48,320	$25,986

Rental tools	67,476	58,370	39,694

Marine	21,541	20,158	6,628

Oil and Gas	18,646	14,923	10,396

Total Gross Profit	$161,430	$141,771	$82,704

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.